EXHIBIT E

SECOND AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF VIASTAR HOLDINGS, INC.

The undersigned, as the President and Secretary of VIASTAR HOLDINGS, INC., a Nevada corporation, both hereby certify that by a majority vote of the Board of Directors by written consent dated December 29, 2003, and majority vote of the shareholders by written consent dated January 5, 2004, it was agreed that these RESTATED ARTICLES OF INCORPORATION be filed with the Secretary of State for the State of Nevada.

The undersigned further certify that the original Articles of Incorporation of VIASTAR HOLDINGS, INC. were filed with the Secretary of State for the State of Nevada on the 6th day of January 1993. The undersigned further certify that ARTICLE FOURTH of the original Articles of Incorporation filed on the 6th day of January 1993, was amended by a Certificate Amending Articles of Incorporation filed with the Secretary of State for the State of Nevada on or about the 23rd day of January, 2004.

The exact text of the Restated Articles of Incorporation of VIASTAR HOLDINGS, INC., which amends Article FIRST, Article SECOND, Article THIRD, Article FOURTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH and Article TENTH, is as follows:

FIRST. The name of this corporation is: VIASTAR MEDIA CORPORATION (hereinafter, the "Corporation")

SECOND. The registered office for this Corporation in the State of Nevada is located at Laughlin International, Carson City, Nevada. This Corporation may maintain an office, or offices, in such other place or places within or without the State of Nevada as may be from time to time designated by the Board of Directors of this Corporation, or by the Bylaws of this Corporation, and this Corporation may conduct all business of every kind and nature, including the holding of all meetings of directors and shareholders, outside the State of Nevada, as well as within the State of Nevada.

THIRD. The purposes for which this Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America and, without limiting the generality of the foregoing, specifically, to have all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws pursuant to which this Corporation is organized and any and all acts amendatory thereof and supplemental thereto. The purposes specified in this article shall be construed both as purposes and powers and shall be in no manner limited or restricted by reference to, or inference from, the terms of this or any other article.

FOURTH. The Corporation shall have the authority to issue 110,000,000 shares divided into two classes as described below. Furthermore the outstanding securities of this Corporation may be forward or reverse split by resolution of the Board of Directors and without shareholder approval.

Common Capitalization. The Corporation shall have the authority to issue 100,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid shares of common stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

_____________________________________________________________________________________

Preferred Capitalization. The Corporation shall also have authority to issue 10,000,000 shares of preferred stock having a par value of one hundredth ($0.01) per share. The Board of Directors shall, by resolution and without further approval of the shareholders of the Corporation, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. Fully paid shares of preferred stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

FIFTH. The affairs of this Corporation shall be governed by a Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation; provided, however, that the number of directors shall not be reduced to fewer than one (1).

SIXTH. The capital stock of this Corporation, after the amount of the subscription price, or par value, has been paid, shall not be subject to assessment to pay the debts of this Corporation.

SEVENTH. This corporation shall have a perpetual existence.

EIGHTH. The power to alter, amend, or repeal the Bylaws of this corporation, or to adopt new Bylaws, shall be vested in the Board of Directors of this Corporation, except as otherwise may be specifically provided in those Bylaws.

NINTH. No shareholder shall be entitled, as a matter of right, to subscribe for or receive additional shares of any class of stock of this Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into such stock, but such additional shares of stock or other securities convertible into such stock may be issued or disposed of by the Board of Directors of this Corporation to such persons, for such consideration, and on such terms as, in its discretion, the Board of Directors of this Corporation shall deem advisable.

TENTH. No director or officer of this Corporation shall be personally liable to this Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involved intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this article by the shareholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of this Corporation for acts or omissions prior to such repeal or modification.

The undersigned hereby certify that they have on this fifth (5th) day of January 2004, executed these Restated Articles of Incorporation.

By:/S/ JOHN D. AQUILINO Name: JOHN D. AQUILINO Title: President

By: /S/ RICHARD L. BROOKS, ESQ. Name: RICHARD L. BROOKS, ESQ. Title: Secretary

_____________________________________________________________________________________

ACKNOWLEDGMENT

-----------------)
         ) s/s.
-----------------)

On _______________________, before me, ___________________________, personally appeared _____________________________ and ______________________ (personally known to me or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to this instrument, and acknowledged to me that he/she/they executed this instrument in his/her/their authorized capacity/capacities, and that by his/her/their signature(s) on the instrument the person(s), or the entity on behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature: _______________________________ (Seal)

_____________________________________________________________________________________